Exhibit 10.3
CONSULTING AND NONCOMPETITION AGREEMENT
     This Agreement (the “Agreement”) is entered into as of April 13, 2006, by and between TD Banknorth Inc. (“TD Banknorth”) and Anthony S. Abbate (the “Consultant”).
RECITALS:
     WHEREAS, TD Banknorth has entered into an Agreement and Plan of Merger, dated as of April 13, 2006 (the “Merger Agreement”), with Interchange Financial Services Corporation (“Interchange”), a New Jersey corporation; and
     WHEREAS, the Consultant is the President and Chief Executive Officer of Interchange and upon completion of the Merger (as defined in the Merger Agreement) will no longer hold such positions; and
     WHEREAS, the parties hereto recognize and acknowledge the interest of TD Banknorth in protecting the business and goodwill associated with Interchange following the Merger by having the Consultant enter into this Agreement;
     NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Defined Terms.
     Any capitalized terms not defined in this Agreement shall have as their meanings the definitions contained in the Merger Agreement.
     2. Consultancy.
     (a) Subject to the provisions of Section 2(d) hereof, the parties hereto agree that, during the one-year period immediately following the Effective Time of the Merger (the “Consulting Period”), the Consultant undertakes to provide his personal advice and counsel to TD Banknorth and its subsidiaries and affiliates in connection with the business of TD Banknorth and its subsidiaries in New Jersey, including, but not limited to, consulting with TD Banknorth regarding the operations and customer relationships of TD Banknorth and its subsidiaries, providing TD Banknorth introductions to customers and providing advice and counsel to TD Banknorth regarding growth and expansion opportunities and other business matters that may arise in connection with its business and operations in New Jersey (collectively the “Consulting Services”), subject to the terms and conditions which are set forth herein. The Consultant shall provide such Consulting Services as may be requested from time to time by the Vice Chair and Chief Operating Officer of TD Banknorth or his designee. During the Consulting Period, the Consultant shall be available to devote up to but no more than 20 hours per week to the business and affairs of TD Banknorth and its subsidiaries and affiliates and shall use his reasonable best efforts to promote the interests of TD Banknorth and its subsidiaries and affiliates. Such Consulting Services may be provided in person, telephonically, electronically or by correspondence as TD Banknorth and the Consultant may agree.
     (b) During the Consulting Period, TD Banknorth shall reimburse the Consultant or otherwise provide for or pay for all reasonable expenses incurred by the Consultant at the request of TD Banknorth, subject to such documentation and prior approval as may be required by TD Banknorth.
     (c) During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of TD Banknorth or any subsidiary or affiliate of TD Banknorth, except to the extent otherwise required by law.
     (d) The Consultant may terminate the Consulting Period by providing thirty (30) days written notice to TD Banknorth. In addition, the Consulting Period shall automatically terminate by reason of the death of the Consultant. TD Banknorth may terminate the Consulting Period for Cause as hereinafter defined, in which event this Agreement will terminate as of the date the Consulting Period is terminated.
     (e) For purposes of this Agreement, termination for “Cause” shall mean a discharge because the Board of Directors of TD Banknorth (the “TD Banknorth Board”) determines that the Consultant has: (A) willfully failed to perform his assigned duties under this Agreement, other than any failure resulting from the Consultant’s incapacity due to physical or mental injury or illness; (B) committed an act involving moral turpitude in connection with his Consulting Services; (C) engaged in willful misconduct; (D) breached his fiduciary duties for personal profit; (E) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order with respect to his performance of services for TD Banknorth or its subsidiaries and affiliates, as determined by the TD Banknorth Board; or (F) materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which the TD Banknorth Board gives written notice to the Consultant of the material breach. For purposes of the definition of Cause, no act or failure to act, on the part of the Consultant, shall be considered “willful” unless it is done, or omitted to be done, by the Consultant in bad faith or without reasonable belief that the Consultant’s action or omission was in the best interests of TD Banknorth or its subsidiaries and affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the TD Banknorth Board or based upon the written advice of counsel for TD Banknorth shall be conclusively presumed to be done, or omitted to be done, by the Consultant in good faith and in the best interests of TD Banknorth or its subsidiaries and affiliates. The cessation of the Consulting Services shall not be deemed to be for “Cause” within the meaning of this Section 2(e) unless and until there shall have been delivered to the Consultant a copy of a resolution duly adopted by the TD Banknorth Board at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Consultant and the Consultant is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Consultant is guilty of the conduct described in this Section 2(e), and specifying the particulars thereof in detail.

     (f) The obligations of TD Banknorth under this Agreement are subject to and contingent upon the Consultant continuing to be employed by Interchange and Interchange Bank from the date hereof until the Effective Time of the Merger.
     3. Non-Competition Provisions.
     The Consultant agrees that during the one (1) year period following the Effective Time of the Merger, the Consultant will not, directly or indirectly, (i) become a director, officer, employee, shareholder, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in any of Bergen, Essex, Hudson, Morris, Passaic or Union Counties in New Jersey (the aforementioned counties are collectively referred to herein as the “Counties” and individually a “County”), or any other entity whose business in the aforesaid Counties materially competes with the depository, lending or other business activities of TD Banknorth or its subsidiaries or affiliates (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Consultant from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of TD Banknorth or any of its subsidiaries to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of TD Banknorth or its subsidiaries) any customer of TD Banknorth or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with TD Banknorth or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between TD Banknorth or its subsidiaries and any such customers.
     4. Compensation.
     (a) In consideration of the obligations and commitments of the Consultant under this Agreement, TD Banknorth shall pay to the Consultant an amount equal to $8,333.33 per month on the last business day of each month during the Consulting Period.
     (b) During the Consulting Period, TD Banknorth shall provide the Consultant with the continued use of the automobile provided by Interchange to the Consultant as of the date of this Agreement, and TD Banknorth shall pay the costs for fuel, insurance, maintenance and repairs of such automobile during the Consulting Period. In addition, during the Consulting Period TD Banknorth shall pay the Consultant’s club dues for the White Beeches Golf and Country Club in Haworth, New Jersey.
     5. Non-Disclosure of Confidential Information.
     Notwithstanding any other provision hereof, the Consultant agrees to treat as confidential all information (excluding, however, information contained in publicly available reports filed by TD Banknorth or any parent holding company with any governmental entity, information published or disclosed to the public by a third party or information required to be produced by the Consultant pursuant to applicable law) concerning the records, properties, books, contracts, commitments and affairs of TD Banknorth and/or its subsidiaries, affiliates and predecessors, including but not limited to, customer lists, financial information, marketing data, business and operational plans and systems and other records, reports, proposals, books, memoranda, data, letters or any writing, documents or computerized records which relate to the operations, business, assets or personnel matters of any of the foregoing entities, or any other information which was provided to the Consultant in confidence.
     6. Successors and Assigns.
     No rights under this Agreement shall be assignable nor duties delegable by either party, except that TD Banknorth may assign any of its rights hereunder to any acquiror of all or substantially all of the assets of TD Banknorth. This Agreement will inure to the benefit of and be binding upon any successor to TD Banknorth by merger or consolidation or any other change in form or any other person or firm or entity to which all or substantially all of the assets and business of TD Banknorth may be sold or otherwise transferred. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the parties hereto, their successors in interest and permitted transferees, any rights or remedies under or by reason of this Agreement unless expressly so stated to the contrary.
     7. Enforcement.
     (a) This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Maine, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.
     (b) It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. The covenants in Section 3 of this Agreement with respect to the Counties shall be deemed to be separate covenants with respect to each County, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to any of the Counties, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other County. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.
     (c) The Consultant acknowledges that TD Banknorth would not have entered into the Merger Agreement unless the Consultant had, among other things, entered into this Agreement, and that any breach of this Agreement will result in irreparable damage to TD Banknorth for which TD Banknorth will not have an adequate remedy at law. In addition to any other remedies and damages available to TD Banknorth, the Consultant further acknowledges that TD Banknorth shall be entitled to injunctive relief hereunder to enjoin any breach of this Agreement, and the parties hereby consent to an injunction in favor of TD Banknorth by any court of competent jurisdiction, without prejudice to any other right or remedy to which TD Banknorth may be entitled. The Consultant represents and acknowledges that, in light of his experience and capabilities, the Consultant can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by TD Banknorth or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Consultant from earning a livelihood. In the event of a breach of this Agreement by the Consultant, the Consultant acknowledges that in addition to or in lieu of TD Banknorth seeking injunctive relief, TD Banknorth may also seek to recoup in a judicial proceeding any or all amounts paid by TD Banknorth to the Consultant pursuant to Section 4 hereof. Each of the remedies available to TD Banknorth in the event of a breach by the Consultant shall be cumulative and not mutually exclusive.
     (d) If an action is instituted to enforce any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the losing party such party’s reasonable attorneys’ fees and costs.
     8. Withholding.
     TD Banknorth may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to applicable law or regulation.
     9. Entire Agreement.
     This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any and all prior agreements or understandings, whether written or oral, by or among any of the parties hereto.
     10. Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     11. Effectiveness.
     Notwithstanding anything to the contrary contained in this Agreement, the effectiveness of this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void. If the Consultant dies or becomes disabled prior to the Effective Time of the Merger, this Agreement shall be deemed null and void.
[Signature page follows]

     IN WITNESS WHEREOF, TD Banknorth has caused this Agreement to be executed by its duly authorized officer, and the Consultant has signed this Agreement, effective as of the date first above written.

WITNESS:	CONSULTANT:

/s/ Georgianne Hutter	/s/ Anthony S. Abbate

Name: Georgianne Hutter	Name: Anthony S. Abbate

ATTEST:	TD BANKNORTH INC.

/s/ Carol L. Mitchell	By: /s/ Peter J. Verrill

Name: Carol L. Mitchell	Name: Peter J. Verrill
Title: Vice Chair and Chief Operating Officer